Exhibit 99.01

NEWS RELEASE 414 Nicollet Mall Minneapolis, MN 55402-2024 Xcel Energy Media Services (612)215-5300 www.xcelenergy.com

November 19, 2002

     Xcel Energy, Inc. Prices $200 million Convertible Senior Notes

     MINNEAPOLIS Xcel Energy, Inc. (NYSE: XEL), announced today that it agreed to issue $200 million through a private offering of convertible senior notes with a coupon of 7.5 percent. The senior notes are convertible into shares of the Company’s common stock at a conversion price of $12.33 and mature in 2007. The conversion price represents a 25-percent premium over the $9.86 closing price of the Company’s stock today. Xcel Energy anticipates that the transaction will close on Nov. 21, 2002. Xcel Energy also has granted the initial purchasers a 30-day over-allotment for up to 15 percent of the amount of this offering.

     The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. A portion of the net proceeds from the sale of the senior notes will be used to redeem on January 8, 2003, the $100-million principal amount of 8 percent convertible senior notes issued on November 8, 2002. The remaining net proceeds will be used for other general corporate purposes, including working capital.

     The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws.

     This release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include the statement regarding the 2002 earnings target and other statements that are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions.

     Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; risks related to the integration of NRG into Xcel Energy; the realization of expectations regarding the NRG financial improvement plan and the other risk factors listed from time to time by Xcel Energy and NRG Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2001.

CONTACT:
Xcel Energy Inc., Minneapolis
Investor Relations:
R J Kolkmann, 612/215-4559
P A Johnson, 612/215-4535

News media inquiries:
Xcel Energy media relations, 612/215-5300

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